Exhibit 99.1

Conference Call Script

LQDT Q4 and FY 2008

Good Afternoon and Welcome to Liquidity Services, Inc.’s Earnings Release Conference Call for the Fiscal Year 2008 and the three months ending September 30, 2008.  During this call we will refer to Liquidity Services, Inc. as LSI.  Presenting today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Treasurer and Chief Financial Officer.

This conference call is also being broadcast through the Internet and is available through the Investor Relations section of the Liquidity Services, Inc. Website.

Before we begin, I’d like to remind you that matters discussed on this call contain forward-looking statements that involve risks and uncertainties concerning LSI’s expected financial performance as well as LSI’s strategic and operational plans. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include a variety of factors, some of which are beyond our control. These forward-looking statements speak as of today, and you should not rely on them as representing our views in the future, and we undertake no obligation to update these statements after this call.

Please refer to our SEC filings as well as our current earnings release posted a few minutes ago on our website, for a more detailed description of the risk factors that may affect our results. Copies of these documents may be obtained from the SEC or by visiting the investor relations section of our website.

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures.  These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.  We believe these non-GAAP measures provide useful information to both management and investors.  These measures, however, should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this conference call, to the nearest GAAP measure, can be found in the financial tables included in the press release.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes GMV and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Good afternoon and welcome to our Q4 earnings call.

I’ll begin this session by reviewing our Q4 financial performance and then provide an overview of our business. Next, I will outline our major initiatives for the new fiscal year. Finally, I will offer a perspective regarding the current economic environment as it relates to our business outlook and then turn it over to Jim for more details on the quarter and on our outlook for the year.

Our Q4 results were ahead of guidance for both GMV and adjusted EBITDA. Adjusted EPS was a penny lower than guidance principally due to a higher effective tax rate and lower interest income. Specifically, Q4 GMV was $99.7 million, up 72% over last year and, excluding our acquired GovDeals and Geneva Group businesses, GMV was up 29% over last year. Q4 adjusted EBITDA was $7.1 million, up 22% over last year and Q4 adjusted EPS was $0.12.

We continued to demonstrate financial strength by generating cash from operating activities of approximately $29.0 million during the year and $12.4 million during Q4 against Q4 capital expenditures of only $400,000. We ended the quarter with $63 million in cash and zero long term debt.

Overall, LSI delivered strong results during Q4-08 capping another record year for LSI as we grew GMV in all major areas of our business and continued to scale our buyer base nicely. The following are highlights from Q4:

Our Surplus business GMV was up 31% over last year

Our Scrap business GMV was up 48% over last year.

Our commercial business GMV was up 27% over last year driven by strong GMV growth in the consignment model, which was up approximately 80% in Q4 over last year.

Our GovDeals GMV was up 37% over the last year as we continue to expand our presence in the state and local government sector.

Our buyer marketplace continues to deliver strong results for our sellers as we ended the year with over 999,000 registered buyers, which is up approximately 46% over the prior year, including the addition of 51,000 new registered buyers in the fourth quarter.

As we reflect on where we stand entering the new fiscal year, it is important to recognize the significant progress we have made. We have greatly scaled our business and strengthened the value of our marketplace for both buyers and sellers. Since our IPO in February of 2006, we have more than tripled our annual GMV to approximately $360 million and doubled the size of our buyer base, number of transactions and auction participants. We have a growing, well diversified business with leading market positions in the retail reverse supply chain, local, state and federal government sectors and a platform to expand our business in Europe with major U.S. and European retailers.

We anticipate that our increased diversification and financial strength will enable us to take advantage of opportunities created by the current economic recession and emerge as an even stronger player in the reverse supply chain market. This conviction is based on the following points:

First, we offer a great value proposition to buyers. As consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplace. Given that the bulk of our buyers are small businesses and entrepreneurs, our marketplace offers an efficient way to start and grow a business by sourcing and re-selling surplus goods that are in high demand.

Second, we offer a great value proposition to sellers. As corporations and public sector agencies focus on reducing costs and improving working capital flows by outsourcing reverse supply chain activities we expect to grow our seller base.

Third, we have the credibility and financial flexibility to invest in growth and deliver on our commitments during the current economic downturn. As corporations and public sector agencies increasingly prefer service providers with a proven track record and demonstrated financial strength, we expect our competitive position to strengthen. This issue has become more pronounced as we continue to observe a shakeout among smaller, less well capitalized players in the liquidation marketplace.

We plan to take the following key actions during FY09 which we believe will build long term value for our stockholders:

(i)                                    We will launch our new DoD Surplus Contract in January. While we will incur start up costs this year related to opening two new distribution centers and hiring staff, we believe the new contract will provide favorable economics over time as we introduce intelligent merchandising strategies to maximize the yield on goods sold through our online marketplace www.govliquidation.com. This contract award is an important milestone as we have locked in a valuable up to five year ongoing supply of goods that will further enhance the demand side of our business.

(ii)                                 We will improve operations and service levels in our commercial business both in the US and the UK. We believe our growth and profitability in FY2008 was negatively impacted by constraints in these areas. This initiative will focus on improving the throughput and quality of our online marketplace and nine commercial distribution centers by introducing new information reporting tools and lean supply chain disciplines across our operations, account management, marketing and customer service teams. In addition, we plan to improve the transparency of both the sellers, and the goods we sell, in our online marketplace. Together, these steps will improve customer retention and enable us to scale more efficiently with expanded margins in our commercial business over time.

(iii)                              We will make our marketplaces more flexible and easier to use for sellers and buyers. As an innovative market leader we plan to continue to introduce new features and functionality that make it easier for sellers to list and sell goods through our platform and make our marketplace more convenient for buyers to find and purchase goods. Our continued investments in technology, research and development will yield positive results in these areas during FY2009 and beyond.

(iv)                             We will expand and further segment our seller and buyer base to increase their participation in our marketplace. With less than one percent penetration of the $100 billion reverse supply chain marketplace, we expect to continue to grow our base of sellers by offering tailored service offerings for online retailers, traditional retailers, manufacturers and third party service providers in the supply chain. With over one million buyers, an international distribution center network and financial strength, we believe LSI will be of great interest to prospective sellers in the current economic environment.

With nearly 1.8 million annual auction participants and growing, we have a tremendous opportunity to further segment and serve our existing buyers. We will focus on providing buyers the appropriate type, quantity, assortment and condition of merchandise based on their stated needs in an automated and intuitive manner. By connecting existing and new buyers with the appropriate products, information and support services, we believe we can improve buyer retention and ultimately the recovery rates realized on the goods we sell. We also believe there is a large untapped base of buyers both domestically and internationally. Our marketplace enables small businesses and entrepreneurs to source and re-sell goods efficiently to sustain their own business. In these uncertain economic times, we believe the number of people starting and growing businesses will expand and their use of the Internet will increase. Both of these trends are favorable for LSI.

With respect to our business outlook, we do anticipate a challenging December quarter based on the sharp decline in commodity prices which is impacting our scrap business and a pause in the supply of goods within our commercial marketplace during the month of October as retailers responded to the global financial crisis. However, trends in our commercial business have improved during the month of November as we experienced significant growth in the number of auctions completed in our Liquidation.com marketplace during the Thanksgiving Day holiday weekend as compared to last year.

In summary, these are uniquely challenging times for everyone. Yet, our team embraces these challenges as an opportunity for LSI to significantly expand its market share and position the company as the global market leader in the reverse supply chain. We have a strong, diversified overall business that continues to generate top line growth, positive cash flows and excellent returns on invested capital. We have leading e-commerce marketplaces addressing multiple, large market opportunities. And we have the financial strength and operating discipline to invest in future growth to create long term value for our stockholders.

The bottom line is that we have a very strong competitive position that we expect to further strengthen during the new year. Now let me turn it over to Jim for a more detailed review of our financial results and outlook.

Thanks Bill

The Company continues to experience strong top line growth, as the amount of gross merchandise volume or GMV increased $41.6 million, or 71.7%, to $99.7 million for the three months ended September 30, 2008 from $58.1 million for the three months ended September 30, 2007, primarily due to (1) our investment in our sales and marketing organization, which resulted in 27.2% growth in our commercial market place and generated 26.4% of our revenue and 32.1% of our gross merchandise volume for the three months ended September 30, 2008; (2) our DoD scrap business, which generated 29.6% of our revenue and 20.9% of our gross merchandise volume for the three months ended September, 2008, grew 52.2%; (3) our DoD surplus business, which generated 32.2% of our revenue and 22.8% of our gross merchandise volume for the three months ended September 30, 2008, grew 30.6%; (4) the acquisition of GovDeals, completed on January 1, 2008, which generated 2.0% of our revenue and 17.9% of our gross merchandise volume for the three months ended September 30, 2008; and (5) the acquisition of Geneva, completed on May 1, 2008, which generated 6.0% of our revenue and 4.2% of our gross merchandise volume for the three months ended September 30, 2008.

Revenue increased $18.7 million, or 36.2%, to $70.4 million for the three months ended September 30, 2008 from $51.7 million for the three months ended September 30, 2007, primarily due to the items driving GMV growth.

Cost of goods sold (excluding amortization) increased $6.4 million, or 46.8%, to $20.2 million for the three months ended September 30, 2008 from $13.8 million for the three months ended September 30, 2007. As a percentage of revenue, cost of goods sold (excluding amortization) increased to 28.7% from 26.6%. These increases are primarily due to (1) a product mix shift, which resulted in lower margins during the three months ended September 30, 2008 and (2) the acquisition of Geneva, which was completed on May 1, 2008 and utilizes the purchase model.

Profit-sharing distributions increased $8.0 million, or 51.8%, to $23.5 million for the three months ended September 30, 2008 from $15.5 million for the three months ended September 30, 2007. As a percentage of revenue, profit-sharing distributions increased to 33.4% from 29.9%. These increases are primarily due to 30.6% growth in our DoD surplus business and 52.2% growth in our DoD scrap business.

Technology and operations expenses increased $1.8 million, or 19.6%, to $10.8 million for the three months ended September 30, 2008 from $9.0 million for the three months ended September 30, 2007, primarily due to (1) the addition of 50 technology and operations personnel, the majority of whom were needed to support the increased volume of transactions and merchandise discussed above; (2) the acquisition of GovDeals, which was completed on January 1, 2008; and (3) the acquisition of Geneva, which was completed on May 1, 2008. As a percentage of revenue, these expenses decreased to 15.4% from 17.5%, primarily due to our growth in revenue, while leveraging our fixed expenses, such as programming personnel.

Sales and marketing expenses increased $1.0 million, or 29.5%, to $4.5 million for the three months ended September 30, 2008 from $3.5 million for the three months ended September 30, 2007, primarily due to (1) our hiring of 29 additional sales and marketing personnel; (2) $0.3 million in increased expenditures on marketing and promotional activities across our marketplaces; and (3) the acquisition of GovDeals, which was completed on January 1, 2008. As a percentage of revenue, these expenses decreased to 6.4% from 6.7%, primarily due to our growth in revenue, while leveraging our fixed expenses, such as marketing personnel.

General and administrative expenses increased $0.9 million, or 18.5%, to $5.6 million for the three months ended September 30, 2008 from $4.7 million for the three months ended September 30, 2007, primarily due to (1) expenses of $0.1 million related to the adoption of Statement 123(R); (2) expenses of $0.3 million associated with GovDeals, which was acquired on January 1, 2008; and (3) expenses of $0.5 million associated with Geneva, which was acquired on May 1, 2008. As a percentage of revenue, these expenses decreased to 7.9% from 9.1%, primarily due to our growth in revenue, while leveraging our fixed expenses, such as corporate staff.

The Company continues to have strong cash flow generation and growth.  LSI generated $12.4 million of operating cash flow, during the three months ended September 30, 2008, an increase of $7.2 million or 137%, over the $5.2 million of operating cash flow, during the three months ended September 30, 2007.  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA, increased $1.3 million or 22.3% to $7.1 million for the three months ended September 30, 2008 from $5.8 million for the three months ended September 30, 2007.

Adjusted net income decreased $0.1 million or 4.1% to $3.4 million for the three months ended September 30, 2008 from $3.5 million for the three months ended September 30, 2007, as a result of a significant increase in the Company’s effective tax rate for the year to 42.5% from an expected 41%. This impacted the tax provision for the fourth quarter resulting in an effective tax rate for the quarter of 46.8%. The increase in the Company’s effective tax rate was the result of an increase in the blended effective tax rate for the states in which the Company operates. As a result, management expects the Company to have a future effective tax rate of approximately 43%.

Adjusted diluted earnings per share was unchanged at $0.12 for the three months ended September 30, 2008, compared to the three months ended September 30, 2007, as a result of the affect of the increase in tax rate on the three months ended September 30, 2008, I just discussed.  Both periods adjusted diluted earnings per share were based on 28.0 million diluted weighted average shares outstanding.

I will now discuss the fiscal year 2008 results, and will not provide explanations for changes from fiscal year 2007, when those explanations are similar to the ones previously discussed.

The amount of GMV transacted through our marketplaces increased $126.1 million, or 54.0%, to $359.7 million for the year ended September 30, 2008 from $233.6 million for the year ended September 30, 2007

Revenue increased $65.3 million, or 32.9%, to $263.9 million for the year ended September 30, 2008 from $198.6 million for the year ended September 30, 2007.

Cost of goods sold (excluding amortization) increased $24.3 million, or 51.6%, to $71.3 million for the year ended September 30, 2008 from $47.0 million for the year ended September 30, 2007. As a percentage of revenue, cost of goods sold (excluding amortization) increased to 27.0% in fiscal 2008 compared to 23.7% in fiscal 2007.

Profit-sharing distributions increased $21.5 million, or 30.8%, to $91.1 million for the year ended September 30, 2008 from $69.6 million for the year ended September 30, 2007. As a percentage of revenue, profit-sharing distributions decreased to 34.5% in fiscal 2008 from 35.1% in fiscal 2007, primarily due to a decrease in the amount of profits we are required to pay the DoD under our Surplus Contract, which was modified on September 12, 2006 and May 13, 2008, as well as the Scrap Contract, which was modified on June 1, 2007.

Technology and operations expenses increased $8.1 million, or 24.2%, to $41.5 million for the year ended September 30, 2008 from $33.4 million for the year ended September 30, 2007.

Sales and marketing expenses increased $3.8 million, or 28.7%, to $17.0 million for the year ended September 30, 2008 from $13.2 million for the year ended September 30, 2007. As a percentage of revenue, these expenses were consistent at 6.5% in fiscal 2008 and 6.6% in fiscal 2007.

General and administrative expenses increased $4.6 million, or 27.3%, to $21.5 million for the year ended September 30, 2008 from $16.9 million for the year ended September 30, 2007, primarily due to (1) costs of $0.8 million related to additional accounting, legal, insurance, compliance and other expenses needed to support our growth; (2) expenses of $0.9 million related to Statement 123(R); (3) costs of $0.2 million for travel related expenses associated with business development efforts; (4) expenses of $0.7 million associated with GovDeals, which was acquired on January 1, 2008; and (5) expenses of $0.8 million associated with Geneva, which was acquired on May 1, 2008. As a percentage of revenue, these expenses decreased to 8.2% in fiscal 2008 from 8.5% in fiscal 2007, primarily due to our growth in revenue, while leveraging our fixed expenses, such as corporate staff.

The Company had record cash flow generation and growth for the year ended September 30, 2008.  LSI generated $29.0 million of operating cash flow, during the year ended September 30, 2008, an increase of $24.5 million or 548%, over the $4.5 million of operating cash flow, during the year ended September 30, 2007.  Adjusted EBITDA, increased $5.8 million or 28.5% to $26.2 million for the year ended September 30, 2008 from $20.4 million for the year ended September 30, 2007.

Adjusted net income increased $2.0 million or 16.9% to $14.2 million for the year ended September 30, 2008 from $12.2 million for the year ended September 30, 2007.  Growth in Adjusted net income was effected significantly, as a result of an increase in the Company’s effective tax rate for the year to 42.5% from 40.4% for fiscal year 2007.

Adjusted diluted earnings per share increased $0.08 or 18.6% to $0.51 for the year ended September 30, 2008, based on 28.2 million diluted weighted average shares outstanding, from $0.43 and 28.1 million diluted weighted average shares outstanding for the year ended September 30, 2007.  Growth in adjusted diluted earnings per share was also significantly affected by the increase in tax rate.

I will now discuss the Company’s other key operating metrics, as I have already touched on GMV, which management believes allows us to monitor the success of our marketing programs, as well as our lotting and merchandising strategies.

During the last 12 months, we also benefited from our ability to more effectively market assets to potential buyers; our marketing efforts along with the acquisition of GovDeals and Geneva resulted in a 46.0% increase in registered buyers to approximately 999,000 at September 30, 2008 from approximately 685,000 at September 30, 2007.

Auction Participants, which consist of registered buyers who have bid in an auction during the period, and are counted more than once if they bid in more than one auction, increased to 467,000, including GovDeals and Geneva, for the three months ended September 30, 2008, representing an increase of 174,000 or 59.1% over the 293,000 Auction Participants for the three months ended September 30, 2007.  For the year ended September 30, 2008, Auction Participants increased to 1,751,000, including GovDeals and Geneva, representing an increase of 636,000 or 57.1% over the 1,115,000 Auction Participants for the year ended September 30, 2007.

Completed Transactions, including GovDeals and Geneva, increased 53,000 or 95.0% to approximately 109,000 for the three months ended September 30, 2008 from approximately 56,000 for the three months ended September 30, 2007.  For the year ended September 30, 2008, Completed Transactions, including GovDeals and Geneva, increased 160,000 or 75.8% to approximately 372,000 from approximately 212,000 for the year ended September 30, 2007.

The Company continues to have a strong balance sheet.  At September 30, 2008, LSI had $63.2 million of cash, current assets of $88.8 million and total assets of $137.2 million.  The Company continues to be debt free with current liabilities of $37.8 million and long-term liabilities of $3.0 million, for total liabilities of $40.8 million at September 30, 2008.  Stockholders Equity totaled $96.4 million at September 30, 2008.

Capital expenditures during the three months ended September 30, 2008 were $0.4 million and $1.7 million for the year ended September 30, 2008.  We expect capital expenditures to be $2.0 to $2.5 million for the fiscal year ended September 30, 2009.

The management team is providing the following guidance for the next quarter and fiscal year 2009.

We are in a period of economic uncertainty and unprecedented market volatility which makes it difficult for us to forecast business trends, resulting in a wider than usual guidance range. In the short term, we believe changes in consumer spending patterns may impact the overall supply of goods in the reverse supply chain and the volume of goods sold in our commercial marketplace. In the longer term, we expect our business to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplace, (ii) as corporations and public sector agencies are focused on reducing costs and improving working capital flows by outsourcing reverse supply chain activities we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record and demonstrated financial strength we expect our competitive position to strengthen.

The following forward looking statements reflect the following trends and assumptions for FY 2009:

(i)	lower commodity prices which will reduce the GMV and profit realized in our scrap business;

(ii)	new business rules under our new DoD Surplus Contract which will remove selected items from the product pool that we historically handled and sold, resulting in lower GMV in our surplus business;

(iii)

upfront costs associated with launching our new DoD Surplus Contract, including the hiring of new staff and the opening of two new warehouses totaling 665,000 square feet in Columbus, Ohio and Oklahoma City, Oklahoma;

(iv)	the continued sale throughout FY2009 of property received, prior to December 18, 2008, under our current Surplus Contract; and

(v)	improved operations and service levels in our commercial business which will improve margins during FY2009.

Our results may be materially affected by changes in business trends and our operating environment, as well as by other factors, including investments we expect to make in our infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2009 that we will again receive this incentive payment.

Our guidance adjusts EBITDA and Diluted EPS for the effects of FAS 123(R), which we estimate to be approximately $1.6 million to $1.8 million per quarter for fiscal year 2009.

We expect GMV for fiscal year 2009 to range from $400 million to $420 million.  We expect GMV for the next quarter to range from $80 million to $84 million.

We expect Adjusted EBITDA for fiscal year 2009 to range from $22 million to $26 million.  We expect Adjusted EBITDA for the next quarter to range from $3.0 million to $4.0 million.

We estimate Adjusted Earnings Per Diluted Share for fiscal year 2009 to range from $0.45 to $0.47.  For the next quarter, we estimate Adjusted Earnings Per Diluted Share to be $0.06 to $0.07. This guidance does not reflect the impact of the stock repurchase program, which On December 2, 2008, LSI’s board of directors approved.  Under the program, the Company is authorized to repurchase up to $10 million of the issued and outstanding shares of its common stock.  Share repurchases may be made through open market purchases, privately negotiated transactions or otherwise, at times and in such amounts as management deems appropriate.  We expect to commence the repurchase program during calendar year 2009. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.  The repurchase program may be discontinued or suspended at any time, and will be funded using the Company’s available cash.

Bill and I will now be happy to answer any questions you may have.